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                             SAFECO CORPORATION
                             EARNINGS ESTIMATE


    SEATTLE - (October 13, 1997) - SAFECO Corporation (NASDAQ: SAFC) today announced, based on a preliminary review of results, that it expects its third quarter earnings from operations to be 20 to 25 cents lower than the First Call consensus of $0.84 per share. The variance relates primarily to several unusually large losses in commercial lines, reduced credit to operations from reserve adjustments on claims settled during the quarter, and net interest charges for funds accumulated during the quarter which were used to close the October 1, 1997, acquisition of American States Financial Corporation. Based on the same preliminary review, SAFECO noted that claims severity and frequency in its core voluntary personal automobile line continues to be favorable and its overall loss reserve position continues to be sound.
     SAFECO will issue its third quarter earnings on its regular schedule on October 27, 1997.
     SAFECO is in the process of offering 12,700,000 shares of its common stock in an offering underwritten by Smith Barney Inc.; Credit Suisse First Boston; Fox-Pitt, Kelton Inc.; Goldman, Sachs & Co. and Merrill Lynch & Co.

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    A registration statement relating to these securities has been filed with the Securities and Exchange Commission and became effective on October 10, 1997. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any State.